Exhibit 99.1

Press release

FOR IMMEDIATE RELEASE	CONTACT:	Ware Grove
Chief Financial Officer
-or-
Lori Novickis
Director, Corporate Relations
CBIZ, Inc.
Cleveland, Ohio
(216) 447-9000
CBIZ AMENDS ITS $100 MILLION UNSECURED CREDIT FACILITY
EXTENDS MATURITY; REDUCES BORROWING COSTS
Cleveland, Ohio (November 20, 2007)—CBIZ, Inc. (NYSE: CBZ) today announced that it has amended its $100 million unsecured credit facility led by Bank of America, NA, effective November 16, 2007. The amendment serves to reduce borrowing costs for CBIZ by up to 100 basis points and extends the maturity date by an additional year and nine months to expire on November 16, 2012.
Ware Grove, Chief Financial Officer of CBIZ, stated, “We are very happy to have such strong support from our bank group in improving the terms of our credit facility. This credit facility is available to CBIZ to fund our growth and seasonal working capital needs and is also available to fund CBIZ’s acquisition and share repurchase activity. CBIZ’s cash flow from operations remains strong and our use of the facility has been minimal, but it’s important to note this facility can be expanded from a $100 million to $150 million commitment at CBIZ’s option should the need arise. In addition, the maturity date of the credit facility now extends beyond the first redemption date of the $100 Million Senior Convertible Note we issued in May of 2006.”
CBIZ, Inc. provides professional business services that help clients better manage their finances, employees and technology. As the largest benefits specialist, one of the largest accounting, valuation and medical practice management companies in the United States, CBIZ provides its clients with integrated financial services which include accounting and tax, internal audit, and valuation. Employee services include employee benefits, property and casualty insurance, payroll, HR consulting and wealth management. CBIZ also provides information technology, hardware and software solutions, government relations, healthcare consulting and medical practice management. These services are provided throughout a network of more than 140 Company offices in 34 states and the District of Columbia.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Risk factors that could cause actual results to differ include the risk of a decline in the current trend to outsource business services that may have a material adverse effect on the Company’s results of operations and the Company’s sensitivity to revenue fluctuations that could result in fluctuations in the market price for shares of the Company’s common stock. Additional risk factors are discussed in our Report on Form 10-K for the year ended December 31, 2006, and the reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.
6050 Oak Tree Boulevard, South • Suite 500 • Cleveland, OH 44131 • Phone (216) 447-9000 • Fax (216) 447-9007